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                                 Exhibit 10(w)



November 15, 1996



Mr. Ed Koepfler
130 Braymore Court
Barrington, IL 60010



RE: Resignation Agreement and Release


Dear Ed:


This letter contains the terms of your resignation from Interleaf effective November 15, 1996 ("Resignation Date") as Interleaf's President and Chief Executive Officer and officer of various Interleaf subsidiaries. If you sign the release contained below, return it to me within forty-five (45) days of your receipt of this letter, and do not revoke it within seven (7) days of signing it, the Company's Employment Agreement with you will be effective as of November 15, 1996.

In addition, your health, dental, life and disability insurance coverage will continue while you are an employee, pursuant to the Employment Agreement. Thereafter, you have the option of continuing your present coverage under the COBRA provision through Interleaf's group plan at your own expense for up to 18 months, or until you have the option of obtaining coverage through other employment, whichever comes first. You have sixty (60) days from receipt of your last payment under your Employment Agreement to elect this coverage, at Interleaf's then current COBRA rates.

To exercise your continuation option, you must pay retroactively to your last day of coverage. Subsequent payments require the monthly amount to be paid, prior to the first day of the month for which coverage is to be purchased. Failure to make a payment on time will result in automatic removal from the Interleaf Insurance Plan.

You will be notified by EBPA of your option to continue coverage. EBPA will also provide the necessary forms to complete in order to elect continued coverage. Please keep in mind that the continuation option refers only to your health and dental benefits.

You have been granted three options to purchase a total of 500,000 shares of Interleaf common stock. At November 15, 1996, you are currently vested in options covering 168,750 shares; the remainder vest over the next 2-4 years. The Compensation Committee has decided to accelerate some of your other options so that you will be vested in 300,000 shares at an exercise price of $2.56, the September 12, 1996 repricing. You forfeit all rights to your options covering the remaining 200,000 shares, effective November 15, 1996.

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Please notify, in writing, the Human Resources Department of any change of address through 1996 and 1997. Your W-2 form and any further correspondence will be sent to the most recent address on file.

Please review the following information, sign and return to me within 45 days.



Sincerely yours,



/s/ Clinton P. Harris
______________________
Clinton P. Harris
Chairman, Compensation Committee


cc:  David Boucher
     Fred Bamber
     Rory Cowan



_______________________________________________________________________________

                                     Release

In consideration of receiving compensation and benefits hereunder, I hereby forever release Interleaf, Inc., its directors, officers, and employees ("Interleaf") from any and all demands, claims and causes of actions which I have or may have against Interleaf arising out of or in any way related to my employment with Interleaf, including but not limited to, Federal, State or local discrimination laws, regulations, executive orders or other requirements including any actions related to age (including any claims related to ADEA), sex, sexual orientation, race or handicap discrimination, except for payments and benefits I am to receive under the Employment Agreement, dated November 15, 1996.

I agree that I have read the foregoing, have been given the opportunity to have it reviewed by an attorney of my choice and agree to the conditions and obligations as set forth. I understand that I have 7 days from the date of execution to revoke this agreement.




/s/ Ed Koepfler
_________________
Ed Koepfler       Date:  11/15/96


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                              EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is made as of this 15th day of November, 1996 by and between Ed Koepfler (the "Employee"), and Interleaf, Inc., a Massachusetts corporation with its principal place of business in Waltham, Massachusetts (the "Company").

                                   WITNESSETH

WHEREAS, the Employee has been a senior officer and employee of the Company;

WHEREAS, the Employee has resigned as a senior officer of the Company effective November 15, 1996;

WHEREAS, the Company deems it necessary and appropriate to continue to employ the Employee as an employee, and to perform the service provided herein,

NOW, THEREFORE, in consideration of the promises and undertakings of the parties more particularly set forth hereinafter, and for other good and valuable consideration, the parties agree as follows:

       3. Duties. During the Term, as defined in paragraph 4 below, the Company hereby employs the Employee to render such management advice in connection with the operation of the business of the Company as the Company may from time to time request, with reasonable notice. The Employee hereby accepts such employment.

       4.     Non-Competition.

              (a)     Definitions

                     (i) Non-Competition Period means the continuous period of twelve (12) months from the date hereof.

                    (ii) Participation or Participate means any direct or indirect involvement as owner, part-owner, partner, director, officer, employee, trustee, agent or consultant, or in any other capacity, except as a passive minority stockholder, partner or beneficial owner.

              (b) During the Non-Competition Period, unless otherwise extended below, Employee will not, either directly or indirectly, do any of the following:

                     (i) Participate with Adobe Software, Documentum, Inso, or PC Docs whose activities, software products, and services are agreed to be in direct or indirect competition with the Company's business;

                    (ii) Impair or attempt to impair the relationship, contractual or otherwise, between the Company and any person who is a supplier, customer or client of the Company; and

                   (iii) Solicit or request any current employee of the Company to leave the Company for new employment in which the Employee shall Participate.

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              (b)     Following the end of the Non-Competitive Period, the
Employee may compete with the Company provided that he does not intentionally interfere with the Company's advantageous relations with its customers or otherwise unfairly compete with the Company in violation of law.

              (c) The foregoing restrictions shall apply in the United States, Europe and Japan.

              (d) Employee represents that the foregoing covenants will not preclude him from earning a livelihood.

       5.     Employee's Compensation.

             (a) As compensation to the Employee, the Company agrees to pay the Employee biweekly the amount of $11,538 for a period of 12 months, totalling $300,000, commencing on the date hereof, along with such health, dental, life, and disability insurance, and 401(k) as are normally provided to Interleaf senior executives. Vacation time shall not accrue. Thereafter, the Employee's employment shall terminate. Employee agrees that this Employment Agreement is in lieu of any payments Employee may receive under the Company's Employee Change in Control Severance Benefit Plan or Officer Severance Benefit Plan. Provided the Employee complies with the terms of this Agreement, he shall have the right to obtain other employment and compensation provided hereunder shall not be reduced by the Company. The Company may provide additional compensation if it deems Employee's services necessary to its business.

             (b) The Company promises to make all payments and provide all benefits hereunder, and the Employee accepts such payments in full consideration for, the discharge by the Employee of his duties and obligations hereunder, and fulfill and comply with his obligations under the attached agreements.

             (c) In lieu of compensation for any vacation time Employee accrued as a senior officer, the Company shall forgive its $15,000 advance.

       6. Term. The obligations of the Employee under paragraph 1 shall commence on November 15, 1996, and continue through November 14, 1997.

       7. Employee's Responsibility. The Employee, in the performance of his duties and obligations under this Agreement, shall be responsible to the President and Chief Executive Officer of the Company, and the Board of Directors. The Employee agrees to render advisory and management services to the Company and to diligently discharge such projects as may from time to time be prescribed by the Company. Employee shall be reimbursed for his reasonable and necessary expenses incurred in the performance of his duties hereunder. This paragraph shall be subject to the provisions of paragraph 1 of this Agreement.

       8. Confidentiality. Employee shall keep in strict confidence and not disclose to any party any proprietary or confidential information of the Company which he has currently or may obtain during the Term for a period of three (3) years from the date hereof, unless such information becomes publicly available without the disclosure of Employee.

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       9.     Severability; Separate Agreements.

             (a) The Employee and the Company agree that the provisions contained in Section 2 are reasonable in time, geographic area and scope and that it is the intent of both the Employee and the Company that each of all of the provisions thereof shall be valid, enforceable and enforced as specifically set forth herein.

             (b) If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

      10. Entire Contract. This Agreement, along with the Employee's letter of resignation to the Company, attached hereto, and Resignation Agreement and Release, also attached hereto, contains the entire understanding of the parties and supersedes all other prior written and oral agreements.

      11. Controlling Law. The validity, interpretation and performance of this Agreement shall be construed under the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Employee Agreement as of the date first written above.

Interleaf, Inc.                              "Employee"




/s/ Clinton P. Harris                        /s/ Ed Koepfler
________________________                     ____________________
By: Clinton P. Harris                        By: Ed Koepfler
    Chairman, Compensation Committee